Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES Second QUARTER 2024 RESULTS and UPDATES FULL-YEAR GUIDANCE

Revenue of $470 million, up 22% sequentially and up 18% year-over-year.

Net income of $15 million, as compared to net loss of $3 million for the first quarter of 2024 and net income of $9 million for the second quarter of 2023. Net income margin was 3% for the second quarter of 2024, compared to (1)% for the first quarter of 2024.

Adjusted EBITDA1 of $95 million, up 40% sequentially and up 32% year-over-year. Adjusted EBITDA margin1 of 20%, compared to 18% for the first quarter of 2024.

Increasing full-year 2024 revenue guidance range to $1.70 to $1.75 billion, and refining full-year 2024 Adjusted EBITDA range to $350 to $375 million, supported by strong first half of the year performance, positive market outlook, and the successful early closing of the previously announced Coretrax acquisition.

HOUSTON - July 25, 2024 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and six months ended June 30, 2024.

Second Quarter 2024 Highlights

•	Revenue was $470 million compared to revenue of $383 million in the first quarter of 2024, an increase of $86 million, or 22%. Revenue sequentially increased across all operating segments, with the largest contributions from North and Latin America (“NLA”) and Europe and Sub-Saharan Africa (“ESSA”) segments. Second quarter operating results include $21 million of revenue attributable to Coretrax.

•	Net income for the second quarter of 2024 was $15 million, or $0.13 per diluted share, compared to net loss of $3 million, or $0.02 per diluted share, for the first quarter of 2024. Net income (loss) margin (defined as net income (loss) as a percentage of revenue) was 3% for the three months ended June 30, 2024 compared to (1)% for the three months ended March 31, 2024. Adjusted net income[1] for the second quarter of 2024 was $31 million, or $0.27 per diluted share, compared to adjusted net income for the first quarter of 2024 of $10 million, or $0.09 per diluted share.

•

Adjusted EBITDA for the second quarter was $95 million, a sequential increase of $27 million, or 40%, primarily attributable to higher revenue, better activity mix across all operating segments and contributions from the Coretrax acquisition. Adjusted EBITDA margin for the second quarter of 2024 and the first quarter of 2024 was 20% and 18%, respectively.

•

Net cash used in operating activities for the second quarter of 2024 was $13 million, a decrease compared to net cash provided by operating activities of $30 million for the first quarter of 2024, primarily driven by an increase in net working capital, cash paid for merger and integration expense, and cash paid for severance and other expense compared to the prior quarter, partially offset by the increase in Adjusted EBITDA. Consistent with historical seasonal patterns, the increase in net working capital is expected to reverse in the second half of 2024, resulting in an improvement in net cash provided by operating activities.

Michael Jardon, Chief Executive Officer, noted “We are pleased to report another quarter of strong financial performance, with revenue and Adjusted EBITDA exceeding guidance, including the impact of the early closing of the Coretrax acquisition. Our results reflect our commitment to deliver excellence and innovation across our operations, and positions us for sustained, through-cycle growth.

“Our strategic position in the international and offshore markets continues to anchor the business, with increased activity in mission critical, high value adding services. We continue to maintain a positive outlook based on the fundamental backdrop and increased global demand for services and solutions that support lower-cost, carbon-advantaged incremental production. We believe activity will continue to increase across geo-markets, with long-cycle development providing good business momentum, particularly for our drilling and completions-levered businesses. In the second quarter, we captured $196 million of contract wins and our backlog, while modestly down quarter-over-quarter, remains strong at approximately $2 billion.

1.     A non-GAAP measure.

“In the second quarter, we completed the previously announced acquisition of Coretrax, a technology leader in performance drilling tools and wellbore cleanup, well integrity, and production optimization solutions. Coretrax has a complementary offering to Expro with little overlap and broadens the services and solutions we offer through our Well Construction and Well Intervention & Integrity product lines, adding significant value to our clients from innovative technologies that reduce risk and cost, improve drilling efficiency, extend the life of existing well stock, and optimize production.

“We are continuing to leverage existing capabilities to grow our Sustainable Energy Solutions business. Expro’s team in Australia successfully executed well intervention services for recompletion of a CO2 injector well for a leading carbon capture, utilization and storage (CCUS) research organization. This is but one example of where we are advancing clean energy solutions.

“In April, we also published our third sustainability report, highlighting Expro’s achievements in 2023, the progress we have made in working toward our environmental, social and governance (ESG) objectives, and our commitment to being a citizen of the world. These efforts resulted in MSCI increasing Expro’s rating from an “A” to “AA” – the second highest rating.

“Expro remains focused on achieving excellent results for our customers and is well positioned for continued improvement in profitability, free cash flow and shareholder returns during what we expect will be a multi-year growth phase for energy services. We remain positive on the outlook for the international and offshore energy markets and we are comfortable increasing full-year 2024 guidance range for expected revenues to between $1,700 million and $1,750 million (versus prior guidance of between $1,600 million and $1,700 million) and refining full-year 2024 guidance range for Adjusted EBITDA to between $350 million and $375 million (versus prior guidance of between $325 million and $375 million). Third quarter revenue is expected to be between $410 million and $430 million, implying sequential and year-on-year revenue growth of (11)% and 14%, respectively, with Adjusted EBITDA margin expected to be in a range of 21% to 22%. Our expectation for a sequential decrease in revenue followed by a fourth quarter rebound largely reflects our strong second quarter results, commencing the operations and maintenance phase of our Congo production solutions project, and the expected start-up and completion of other projects.”

Notable Awards and Achievements

In the NLA region, we have seen further success in commercializing our SeaCure® technology, which is designed to provide optimal cement placement during the slurry pumping process when the cementing unit shut down, preventing fluid contamination that could have occurred without the SeaCure® solution.

Good business momentum is continuing in the ESSA region. Our team in Ghana completed a 21 well development campaign using Expro’s subsea landing strings. This job has run for 3 ½ years and was completed with no injuries, no service quality events, no high potential safety incidents, along with sustained operational uptime of 99.7% across the entire campaign.

In the MENA region, Expro commenced operations for a major well test contract onshore Middle East. The five-year contract requires the mobilization of four trailer mounted conventional testing units and four trailer mounted multi-phase meters, along with 150 incremental personnel.

Lastly, in APAC, we successfully completed our 100th job globally with SeaCure®, marking a significant milestone. The job was completed as part of a project in Australia consisting of a five-well subsea batch campaign, highlighting Expro's expertise in providing comprehensive solutions for complex offshore operations. The technology was originally developed by DeltaTek, which Expro acquired in February 2023.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2024 to the results for the first quarter of 2024.

North and Latin America (NLA)

Revenue for the NLA segment was $157 million for the three months ended June 30, 2024, an increase of $27 million, or 20%, compared to $130 million for the three months ended March 31, 2024. The increase was primarily due to higher revenue from all product lines, in particular from higher well construction activity in the U.S., Guyana and Trinidad and higher well flow management activity in the U.S. and Argentina. The increase was supplemented by $5 million of additional revenue as a result of the Coretrax acquisition.

Segment EBITDA for the NLA segment was $44 million, or 28% of revenues, during the three months ended June 30, 2024, an increase of $10 million, or 29%, compared to $34 million, or 26% of revenues, during the three months ended March 31, 2024. The increase in Segment EBITDA and Segment EBITDA margin was attributable to higher activity and more favorable activity mix during the three months ended June 30, 2024.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $168 million for the three months ended June 30, 2024, an increase of $47 million, or 38%, compared to $122 million for the three months ended March 31, 2024. The increase in revenues was primarily driven by increased subsea well access revenue in Angola and higher well flow management revenue in Congo. The increase was supplemented by $4 million of additional revenue as a result of the Coretrax acquisition.

Segment EBITDA for the ESSA segment was $35 million, or 21% of revenues, for the three months ended June 30, 2024, an increase of $10 million, or 39%, compared to $25 million, or 21% of revenues, for the three months ended March 31, 2024. The increase in Segment EBITDA and Segment EBITDA margin was attributable to a combination of a more favorable activity mix and increased activities on higher margin services during the three months ended June 30, 2024.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $81 million for the three months ended June 30, 2024, an increase of $10 million, or 14%, compared to $71 million for the three months ended March 31, 2024. The increase in revenue was driven by $10 million of Coretrax revenue, partially offset by a slight decline in revenue across other product lines.

Segment EBITDA for the MENA segment was $29 million, or 35% of revenues, for the three months ended June 30, 2024, an increase of $4 million, or 17%, compared to $25 million, or 34% of revenues, for the three months ended March 31, 2024. The increase in Segment EBITDA and Segment EBITDA margin was primarily due to increased activity on higher-margin projects and more favorable activity mix during the three months ended June 30, 2024, including impacts of the Coretrax acquisition.

Asia Pacific (APAC)

Revenue for the APAC segment was $63 million for the three months ended June 30, 2024, an increase of $3 million, or 5%, compared to $60 million for the three months ended March 31, 2024. The increase in revenue was due to increased well construction activity in Malaysia and Australia and well flow management activity in Thailand supplemented by $2 million of additional revenue as a result of the Coretrax acquisition, partially offset by lower subsea well access activity in China and Australia.

Segment EBITDA for the APAC segment was $15 million, or 24% of revenues, for the three months ended June 30, 2024, an increase of $4 million compared to $11 million, or 18% of revenues, for the three months ended March 31, 2024. The increase in Segment EBITDA is attributable primarily to higher activity.

Other Financial Information

The Company’s capital expenditures totaled $36 million in the second quarter of 2024, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $65 million to $75 million for the remainder of 2024.

As of June 30, 2024, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $135 million. The Company had outstanding long-term borrowings of $121 million as of June 30, 2024. The Company’s total liquidity as of June 30, 2024 was $271 million. Total liquidity includes $136 million available for drawdowns as loans under the Company’s revolving credit facility.

Expro’s provision for income taxes for both the second quarter of 2024 and the first quarter of 2024 was approximately $14 million and $12 million. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months ended June 30, 2024 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

On May 15, 2024, the Company established an incremental facility under its Amended and Restated Facility Agreement, in order to increase its existing $250 million revolving credit facility by an additional $90 million in commitments, to a total of $340 million. The incremental facility has the same terms and conditions as the existing facility provided under the Amended and Restated Facility Agreement. The incremental facility is available for the same general corporate purposes as the existing facility provided under the Amended and Restated Facility Agreement, including acquisitions. On May 15, 2024, the Company drew down on the new facility in the amount of approximately $76 million to partially finance the Coretrax acquisition.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss second quarter 2024 results on Thursday, July 25, 2024, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (404) 975-4839

Access ID: 661580

To listen via live webcast, please visit the Investor section of www.expro.com.

The second quarter 2024 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 302382

Start Date: July 25, 2024, 1:00 p.m. CT

End Date: August 8, 2024, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has more than 8,000 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

Chad Stephenson – Director Investor Relations

+1 (713) 463-9776

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results, environmental, social and governance goals, targets and initiatives, estimates and projections regarding the benefits of the Coretrax acquisition, and the Company’s ability to achieve the anticipated synergies as a result of the Coretrax acquisition. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Total revenue	$469,642	$383,489	$396,917	$853,131	$736,196
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(366,520)	(308,487)	(318,948)	(675,007)	(608,595)
General and administrative expense, excluding depreciation and amortization expense	(26,225)	(19,213)	(16,186)	(45,438)	(29,471)
Depreciation and amortization expense	(40,647)	(40,146)	(37,235)	(80,793)	(71,972)
Merger and integration expense	(8,789)	(2,161)	(1,377)	(10,950)	(3,515)
Severance and other income (expense)	236	(5,062)	(2,663)	(4,826)	(3,590)
Total operating cost and expenses	(441,945)	(375,069)	(376,409)	(817,014)	(717,143)
Operating income	27,697	8,420	20,508	36,117	19,053
Other income (expense), net	334	485	(1,462)	819	(2,411)
Interest and finance expense, net	(3,666)	(3,152)	(17)	(6,818)	(1,315)
Income before taxes and equity in income of joint ventures	24,365	5,753	19,029	30,118	15,327
Equity in income of joint ventures	4,856	3,858	2,805	8,714	5,241
Income before income taxes	29,221	9,611	21,834	38,832	20,568
Income tax expense	(13,935)	(12,288)	(12,539)	(26,223)	(17,624)
Net income (loss)	$15,286	$(2,677)	$9,295	$12,609	$2,944

Net income (loss) per common share:
Basic	$0.13	$(0.02)	$0.09	$0.11	$0.03
Diluted	$0.13	$(0.02)	$0.08	$0.11	$0.03
Weighted average common shares outstanding:
Basic	113,979,860	110,176,460	108,662,509	112,078,160	108,758,078
Diluted	114,923,702	110,176,460	109,381,977	113,688,752	109,975,739

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$133,459	$151,741
Restricted cash	1,994	1,425
Accounts receivable, net	533,735	469,119
Inventories	171,493	143,325
Income tax receivables	30,307	27,581
Other current assets	79,693	58,409
Total current assets	950,681	851,600

Property, plant and equipment, net	535,538	513,222
Investments in joint ventures	75,431	66,402
Intangible assets, net	321,144	239,716
Goodwill	342,576	247,687
Operating lease right-of-use assets	71,549	72,310
Non-current accounts receivable, net	8,590	9,768
Other non-current assets	11,070	12,302
Total assets	$2,316,579	$2,013,007

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$334,464	$326,125
Income tax liabilities	51,852	45,084
Finance lease liabilities	2,242	1,967
Operating lease liabilities	17,454	17,531
Other current liabilities	93,866	98,144
Total current liabilities	499,878	488,851

Long-term borrowings	121,065	20,000
Deferred tax liabilities, net	47,704	22,706
Post-retirement benefits	7,070	10,445
Non-current finance lease liabilities	15,093	16,410
Non-current operating lease liabilities	54,300	54,976
Uncertain tax positions	68,303	59,544
Other non-current liabilities	43,972	44,202
Total liabilities	857,385	717,134

Common stock	8,481	8,062
Treasury stock	(69,048)	(64,697)
Additional paid-in capital	2,064,089	1,909,323
Accumulated other comprehensive income	22,196	22,318
Accumulated deficit	(566,524)	(579,133)
Total stockholders’ equity	1,459,194	1,295,873
Total liabilities and stockholders’ equity	$2,316,579	$2,013,007

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$12,609	$2,944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	80,793	71,972
Equity in income of joint ventures	(8,714)	(5,241)
Stock-based compensation expense	12,420	9,748
Elimination of unrealized (loss) gain on sales to joint ventures	(315)	450
Changes in fair value of contingent consideration	(6,172)	-
Deferred taxes	(618)	(6,823)
Unrealized foreign exchange losses (gains)	5,413	(1,820)
Changes in assets and liabilities:
Accounts receivable, net	(33,756)	(17,004)
Inventories	(7,521)	(1,440)
Other assets	(14,127)	(14,878)
Accounts payable and accrued liabilities	(11,129)	31,919
Other liabilities	(12,805)	(25,722)
Income taxes, net	3,432	2,994
Dividends from joint ventures	-	2,754
Other	(2,745)	(3,172)
Net cash provided by operating activities	16,765	46,681

Cash flows from investing activities:
Capital expenditures	(67,107)	(57,968)
Payment for acquired business, net of cash acquired	(32,458)	(7,536)
Proceeds from disposal of assets	2,900	2,013
Net cash used in investing activities	(96,665)	(63,491)

Cash flows from financing activities:
Release of collateral deposits, net	557	494
Proceeds from borrowings	117,269	-
Repayment of borrowings	(44,351)	-
Repurchase of common stock	-	(10,011)
Payment of withholding taxes on stock-based compensation plans	(4,352)	(2,835)
Repayment of financed insurance premium	(3,203)	(4,277)
Repayment of finance leases	(1,042)	(1,164)
Net cash provided by (used in) financing activities	64,878	(17,793)

Effect of exchange rate changes on cash and cash equivalents	(2,691)	(2,986)
Net decrease to cash and cash equivalents and restricted cash	(17,713)	(37,589)
Cash and cash equivalents and restricted cash at beginning of period	153,166	218,460
Cash and cash equivalents and restricted cash at end of period	$135,453	$180,871

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$22,672	$21,644
Cash paid for interest, net	5,629	546
Change in accounts payable and accrued expenses related to capital expenditures	6,306	2,809

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2024		2024		2023		2024		2023
NLA	$156,990	34%	$130,389	34%	$134,830	34%	$287,379	34%	$261,058	36%
ESSA	168,431	36%	121,746	32%	138,062	35%	290,177	34%	251,710	34%
MENA	81,429	17%	71,494	19%	59,163	15%	152,923	18%	110,108	15%
APAC	62,792	13%	59,860	15%	64,862	16%	122,652	14%	113,320	15%
Total	$469,642	100%	$383,489	100%	$396,917	100%	$853,131	100%	$736,196	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2024		2024		2023		2024		2023
NLA	$44,474	28%	$34,377	26%	$36,703	27%	$78,851	27%	$68,577	26%
ESSA	34,997	21%	25,201	21%	34,964	25%	60,198	21%	55,749	22%
MENA	28,611	35%	24,538	34%	18,491	31%	53,149	35%	33,059	30%
APAC	15,248	24%	10,786	18%	3,452	5%	26,034	21%	754	1%
Total Segment EBITDA	123,330		94,902		93,610		218,232		158,139
Corporate costs(4)	(33,636)		(31,300)		(24,810)		(64,936)		(49,891)
Equity in income of joint ventures	4,856		3,858		2,805		8,714		5,241
Adjusted EBITDA	$94,550	20%	$67,460	18%	$71,605	18%	$162,010	19%	$113,489	15%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES AND SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

Revenue by areas of capabilities:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2024		2024		2023		2024		2023
Well construction	$148,476	32%	$120,030	31%	$143,719	36%	$268,507	31%	$271,984	37%
Well management(1)	321,166	68%	263,459	69%	253,198	64%	584,624	69%	464,212	63%
Total	$469,642	100%	$383,489	100%	$396,917	100%	$853,131	100%	$736,196	100%

Supplementary information on specific amounts included in cash provided by operating activities:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net cash (used in) provided by operating activities	$(13,173)	$29,938	$25,358	$16,765	$46,681
Cash paid for interest, net	2,719	2,910	(420)	5,629	546
Cash paid for merger and integration expense	9,712	2,280	9,076	11,992	11,400
Cash paid for severance and other expense	6,334	3,148	1,999	9,482	4,571

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
GROSS PROFIT, GROSS MARGIN, CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Total revenue	$469,642	$383,489	$396,917	$853,131	$736,196

Less: Cost of revenue, excluding depreciation and amortization	(366,520)	(308,487)	(318,948)	(675,007)	(608,595)
Less: Depreciation and amortization related to cost of revenue	(40,571)	(40,070)	(37,074)	(80,641)	$(71,831)
Gross profit	62,551	34,932	40,895	97,483	55,770

Add: Indirect costs (included in cost of revenue)	69,645	68,434	56,605	138,079	121,426
Add: Stock-based compensation expenses	2,785	1,646	2,049	4,431	3,423
Add: Depreciation and amortization related to cost of revenue	40,571	40,070	37,074	80,641	71,831
Contribution	$175,552	$145,082	$136,623	$320,634	$252,450

Gross margin	13%	9%	10%	11%	8%

Contribution margin	37%	38%	34%	38%	34%

Support Costs(4):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Cost of revenue, excluding depreciation and amortization expense	366,520	308,487	318,948	$675,007	$608,595
Direct costs (excluding depreciation and amortization expense)(3)	(294,090)	(238,407)	(260,294)	(532,497)	(483,746)
Stock-based compensation expense	(2,785)	(1,646)	(2,049)	(4,431)	(3,423)
Indirect costs (included in cost of revenue)	69,645	68,434	56,605	138,079	121,426
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	16,034	13,046	11,288	29,080	22,788
Total support costs	$85,679	$81,480	$67,893	$167,159	$144,214

Total support costs as a percentage of revenue	18%	21%	17%	20%	20%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Total revenue	$469,642	$383,489	$396,917	$853,131	$736,196

Net income (loss)	$15,286	$(2,677)	$9,295	$12,609	$2,944

Income tax expense	13,935	12,288	12,539	26,223	17,624
Depreciation and amortization expense	40,647	40,146	37,235	80,793	71,972
Severance and other (income) expense	(236)	5,062	2,663	4,826	3,590
Merger and integration expense	8,789	2,161	1,377	10,950	3,515
Other (income) expense, net	(334)	(485)	1,462	(819)	2,411
Stock-based compensation expense	7,350	5,070	5,577	12,420	9,748
Foreign exchange loss	5,447	2,743	1,440	8,190	370
Interest and finance expense, net	3,666	3,152	17	6,818	1,315
Adjusted EBITDA	$94,550	$67,460	$71,605	$162,010	$113,489

Net income (loss) margin	3%	(1)%	2%	1%	0%

Adjusted EBITDA margin	20%	18%	18%	19%	15%

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income (loss)	$15,286	$(2,677)	$9,295	$12,609	$2,944
Adjustments:
Merger and integration expense	8,789	2,161	1,377	10,950	3,515
Severance and other (income) expense	(236)	5,062	2,663	4,826	3,590
Stock-based compensation expense	7,350	5,070	5,577	12,420	9,748
Total adjustments, before taxes	15,903	12,293	9,617	28,196	16,853
Tax benefit	(75)	(9)	(32)	(84)	(43)
Total adjustments, net of taxes	15,828	12,284	9,585	28,112	16,810
Adjusted net income	$31,114	$9,607	$18,880	$40,721	$19,754

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income (loss)	$0.13	$(0.02)	$0.08	$0.11	$0.03
Adjustments:
Merger and integration expense	0.08	0.02	0.01	0.10	0.03
Severance and other (income) expense	(0.00)	0.05	0.02	0.04	0.03
Stock-based compensation expense	0.06	0.05	0.05	0.11	0.09
Total adjustments, before taxes	0.14	0.11	0.09	0.25	0.15
Tax benefit	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.14	0.11	0.09	0.25	0.15
Adjusted net income	$0.27	$0.09	$0.17	$0.36	$0.18

As reported diluted weighted average common shares outstanding	114,923,702	110,176,460	109,381,977	113,688,752	109,975,739